UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest reported event): August 6, 2021

GLASSBRIDGE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 001-14310

Delaware	41-1838504
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

411 E 57th St. New York, New York (Address of Principal Executive Offices)	10022 (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 220-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Item 1.01 Entry into a Material Definitive Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02 Unregistered Sales of Equity Securities.

On July 31, 2021, George E. Hall and Joseph A. De Perio agreed to accept $2,354,736 and $1,060,264, respectively, from GLAE in satisfaction of its obligations to them in the amounts of $12,116,718 and $5,455,782, respectively. The obligations were due December 12, 2022 and bore interest at a 5% annual rate. Accordingly, GLAE’s obligations in the amounts of $12,116,718 and $5,455,782 are now paid in full. Mr. Hall is the beneficial owner of 31.1% of GLAE’s outstanding common stock, and Mr. De Perio is a member of GLAE’s Board of Directors. Also, on July 31, 2021, GLAE assigned obligations owed to it from its 50.1% subsidiary, Sport-BLX, Inc., totaling $4,176,102.11, to Fintech Debt Corp., of which Messrs. Hall and De Perio are controlling stockholders, for $400,000.

On August 6, 2021, agreements, each dated August 2, 2021, except as otherwise stated, between the registrant (“GLAE”) and the other parties, identified below were released from escrow, thereby becoming effective.

GLAE entered into a Term Loan and Security Agreement (“Loan Agreement”) with Gazellek Holdings I, LLC (“GHI LLC”), pursuant to which GHI LLC lent $3,450,000 to GLAE on August 6, 2021. The loan bears in-kind interest at the annual rate of 7%, is secured by substantially all of GLAE’s assets and those of all of its subsidiaries, which are required to guarantee the loan, and matures August 2, 2024.

GLAE is required to prepay the loan upon receiving proceeds from future indebtedness exceeding $5,000,000 (other than indebtedness that is junior to the loan), or if GLAE issues any capital stock (provided that GLAE is allowed to retain up to 20% of the proceeds from such issuance). The Loan Agreement contains customary representations and warranties, covenants and events of default. Upon the occurrence of an event of default, the loan bears interest at a rate 5% above of the then-effective interest rate and, at GHI LLC’s option, is payable either in cash or in cash and shares of GLAE common stock, valued at market, equal to up to 10% of the outstanding principal amount of the loan. A default fee equal to 0.5% of the outstanding principal applies in the case of any default existing for 10 days or more.

In connection with the loan, GLAE issued to GHI LLC, for $120,000, a Common Stock Purchase Warrant entitling GHI LLC to purchase 4.8% of GLAE’s outstanding common stock, at the price of $0.01 per share, and a second Common Stock Purchase Warrant entitling GHI LLC to purchase 5.2% of GLAE’s outstanding common stock, at the price of $169.62 per share. The second warrant is automatically canceled if GLAE consummates a Sale Transaction that is sourced other than by GHI LLC or its affiliates. A “Sale Transaction” is a merger, consolidation, combination or similar transaction (in one or a series of related transactions), such that the beneficial owners of shares of GLAE common stock immediately prior to the transaction or transactions will, immediately after such transaction or transactions, beneficially own less than a majority of the shares of common stock or outstanding equity of the surviving corporation (on a fully diluted basis). Each warrant expires August 2, 2026, is exercisable on a net basis; entitles its holder to receive certain distributions on GLAE’s common stock, as if the warrant had been exercised; and bears registration rights respecting the underlying common stock. The first warrant purports to give its holder voting rights, as if the warrant had been exercised. The sale was exempt from registration under the Securities Act pursuant to Sec. 4(a)(2), as not involving any public offering, because no general solicitation was involved, and GHI LLC is an accredited professional investor, which agreed to accept restricted securities. Also, in connection with the loan, GLAE and GHI LLC entered into a consulting agreement, pursuant to which GLAE will pay GHI LLC a $2,100,000 consulting fee, in three installments, by January 1, 2023.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2021, the registrant’s Board of Directors approved an Amended and Restated Employment Agreement, dated August 1, 2021, with the registrant’s chief executive officer, Daniel Strauss. The Employment Agreement provides for at-will employment of Mr. Strauss, with base salary of $400,000 per year; a restricted stock grant equal to 2.5% of the registrant’s common stock, vesting over two years; severance pay, in case of his termination by the registrant without cause or by Mr. Strauss for good reason, equal to two years’ base salary, in lump sum as to one year’s salary, and one year’s salary to be paid over one year; and continuation of his health benefits for up to one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2021

GLASSBRIDGE ENTERPRISES, INC.

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	Chief Executive Officer